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                          CERTIFICATE OF INCORPORATION
                                       OF
                        FREEDOM TEXTILE CHEMICAL COMPANY
                             (SOUTH CAROLINA), INC.

            The undersigned hereby submits this Certificate of Incorporation for the purpose of forming a business corporation under the laws of the State of
Delaware:

            1. The name of the corporation (the "Corporation") is Freedom Textile Chemical Company (South Carolina), Inc.

            2. The number of shares the corporation is authorized to issue is One Hundred Thousand (100,000), all of which shall have a par value of $.01.

            3. The address of the initial registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, New Castle Country, Delaware; and the name of its initial registered agent at such address is The Corporation Trust Company.

            4. The name and address of the Incorporator are John M. Herring, 101
N. Tryon Street, 1900 Independence Center, Charlotte, Mecklenburg County,
North Carolina 28246.

            5. The number of directors constituting the initial board of directors shall be (2), and the name and

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address of the persons who are to serve as directors until the first meeting of shareholders, or until their successors are elected and qualified, are Robert G. Kitchen and Fred P. Rullo.

            6. The Corporation shall indemnify, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, or any amendment thereto or successor provision thereto, all Persons who may be indemnified pursuant thereto.

            7. No director shall be personally liable to the Corporation or any stockholder or stockholders for monetary damages for breach of fiduciary duty as a director of the Corporation, except for any matter in respect of which such director shall be liable under Section 174 of the General Corporation Law of Delaware, or any amendment thereto of successor provision thereto, by reason that, in addition to any and all other requirement for such liability, he (i) shall have breached his duty of loyalty to this Corporation or its stockholder,
(ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law, or, in failing to act, shall have acted in a manner involving intentional misconduct


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or a knowing violation of law, or (iv) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Section 7 nor the adoption of any provision of this Certificate of Incorporation inconsistent with this
Section 7, shall eliminate or reduce the effect of this Section 7 in respect of any matter occurring, or any cause of action, suit or claim that but for this
Section 7, would accrue or arise, prior to such amendment or repeal of this
Section 7, or adoption of a provision inconsistent therewith.

            The undersigned, being the Incorporator herein-before named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate hereby declaring and certifying that this is my act and deed and the facts stated herein as true, and accordingly, have hereunto set my hand this 13th day of December, 1995.

                                   /s/ John M. Herring
                                   -----------------------------
                                   John M. Herring, Incorporator


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